                                                           DQE Exhibit 12.1


                             DQE and Subsidiaries

              Calculation of Ratio of Earnings to Fixed Charges
           and Preferred and Preference Stock Dividend Requirements
                            (Thousands of Dollars)


                                                            Six Months Ended                     Year Ended
                                                                June 30,                         December 31,
                                                                  2000           1999       1998       1997       1996       1995
                                                            ----------------  -----------------------------------------------------
FIXED CHARGES:
  Interest on long-term debt                                   $ 38,893       $ 79,454   $ 81,076   $ 87,420   $ 88,478   $ 95,391
  Other interest                                                 19,634         28,212     14,556     13,823     10,926      7,033
  Portion of lease payments representing an interest factor       3,043         42,973     44,146     44,208     44,357     44,386
  Dividend requirement                                            7,050         14,684     15,612     21,649     14,385      7,374
                                                            ----------------  -----------------------------------------------------
       Total Fixed Charges                                     $ 68,620       $165,323   $155,390   $167,100   $158,146   $154,184
                                                            ----------------  -----------------------------------------------------

EARNINGS:
  Income from continuing operations                            $ 60,051       $201,416   $196,688   $199,101   $179,138   $170,563
  Income taxes                                                    9,532        110,722*   100,982*    95,805*    87,388*    96,661*
  Fixed charges as above                                         68,620        165,323    155,390    167,100    158,146    154,184
                                                            ----------------  -----------------------------------------------------
       Total Earnings                                          $138,203       $477,461   $453,060   $462,006   $424,672   $421,408
                                                            ----------------  -----------------------------------------------------

RATIO OF EARNINGS TO FIXED CHARGES                                 2.01           2.89       2.92       2.76       2.69       2.73
                                                            ================  =====================================================

*Earnings related to income taxes reflect a $3.0 million, $12.0 million, $17.0 million, $12.0 million and $13.5 million decrease for the twelve months ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively, due to a financial statement reclassification related to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The ratio of earnings to fixed charges, absent this reclassification equals 2.86, 2.99, 2.87, 2.76 and 2.82 for the twelve months ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively.